Exhibit 99.1

FOR IMMEDIATE RELEASE

VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Charlottesville, VA - May 6, 2015 – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported first quarter 2015 net income of $415 thousand or $0.15 per diluted share. This represents a 26.5% decrease compared to net income of $565 thousand or $0.21 per diluted share recognized during the previous quarter.

“We experienced another quarter of significant loan growth, resulting in further improvement of our earning asset mix. We closed out the quarter with a strong loan pipeline and expect another quarter of significant loan growth during the second quarter of 2015,” said Glenn W. Rust, President and Chief Executive Officer. “We continue to see the positive impact of our fee restructure initiatives and strategy of originating mortgage loans for sale in the secondary market, which were the primary drivers of the growth in noninterest income of almost 10% compared to the same quarter of 2014.”

First Quarter 2015 Highlights

●	Gross period end loans increased $27.4 million or 8.7% on a sequential basis.
●	Period end assets increased $6.8 million or 1.3% compared to balances at December 31, 2014.
●	Total deposits increased $4.9 million or 1.1% during the first quarter of 2015.
●	Nonperforming asset levels remained level with the previous quarter and totaled $1.4 million or 0.26% of total assets.
●	Noninterest income totaled $1.2 million for the first quarter of 2015, an increase of $107 thousand or 9.9% over same period of 2014.
●	Net interest income increased $118 thousand or 3.2% on a linked quarter basis.
●	Net interest margin increased 3 basis points to 3.00% compared to the prior quarter.
●	Provision for loan losses of $317 thousand was recognized, compared to $424 thousand in provision for the previous quarter.

Net Interest Income and Net Interest Margin Increases

The first quarter 2015 tax-equivalent net interest margin was 3.00%, up 3 basis points from 2.97% for the fourth quarter of 2014. The yield on earning assets for the quarter rose 3 basis points sequentially to 3.19%, resulting in the margin improvement. Although loan yields dropped by 4 basis points and investment yields fell by 5 basis points, the increase in average loans of $21.0 million contributed to the overall yield increase on earning assets. Loan yields contracted due to lower rates on new production in the protracted low interest rate environment combined with pay-offs of higher interest loans. The cost of funds fell slightly to 19 basis points compared to the prior quarter cost of 20 basis points.

The increase in average earning assets of $21.8 million for the first quarter of 2015, along with the margin improvement experienced during the quarter, amounted to net interest income on a tax-equivalent basis of $3.8 million, up $117 thousand or 3.1% compared to $3.7 million in the fourth quarter of 2014.

The Company expects some downward pressure on yields to continue through the second quarter of 2015, as the rates on anticipated organic and nonorganic loan growth is expected to be lower than current levels. We will continue our strategy of pursuing loan purchase transactions in order to supplement organic loan growth, which should help to normalize our loan-to-deposit ratio over time and strengthen earnings.

Noninterest Income Increases

Noninterest income for the first quarter of 2015 was $1.2 million, up $107 thousand or 9.9% compared to the first quarter of 2014. This increase was driven primarily by the mortgage banking revenue from a new line of business commenced during the second quarter of 2014 and from our previously announced fee restructure initiatives.

Noninterest income for the first quarter was down $1.0 million from the fourth quarter of 2014. The majority of this sequential decrease is related to decreased trust income of $514 thousand and royalty income of $470 thousand, due to normal seasonality associated with performance related revenue and royalty income recognized in the fourth quarter of 2014. The assets under management for our wealth management segment totaled $489 million at March 31, 2015. This compares to assets under management totaling $484 million at December 31, 2014.

Noninterest Expense and Efficiency Ratio

Noninterest expense for the first quarter of 2015 was $4.1 million, down $578 thousand or 12.3% compared to the fourth quarter of 2014. Other expense decreased $550 thousand or 31.9% on a sequential basis, primarily as a result of a downtick in other real estate owned expenses and write-downs of $221 thousand and decreased marketing and promotion expenses of $234 thousand.

The efficiency ratio was 82.1% for the first quarter of 2015 compared to 79.2% for the fourth quarter of 2014. As noted above, performance fee revenues and performance related royalty revenue associated with our wealth management segment caused our efficiency ratio to appear more favorable during the fourth quarter, when this contingent revenue is recognized. Our loan growth and mortgage origination initiatives, together with fee increases, should add more stability to the revenue stream throughout the year and improve efficiency over time.

Credit Quality Remains Strong

Nonperforming assets remained level on a sequential quarter basis. The level of nonperforming assets contracted $1.3 million or 49.5% compared to the balance at March 31, 2014, as improvement was noted in both nonaccrual loans and other real estate owned (OREO) balances. Nonaccrual loans remained low and totaled $211 thousand at March 31, 2015, fairly level with the $218 thousand at December 31, 2014 and down $270 thousand or 56.1% compared to $481 thousand at March 31, 2014. OREO currently consists of one property, a portion of which is under a sales contract now expected to close during the second quarter of 2015. The OREO balance would be reduced by approximately one third if this transaction closes, barring the addition of any new property to the OREO balances and any further write-downs.

Net loan charge-offs for the first quarter of 2015 totaled $77 thousand, down 78.2% from the $354 thousand charged-off during the fourth quarter of 2014. A provision for loan losses of $317 thousand was recorded during the first quarter of 2015, compared to $424 thousand for the fourth quarter of 2014. The first quarter loan loss provision was primarily driven by the $27.4 million of loan growth, while the prior quarter’s provision was driven by the $23.7 million of loan growth in combination with the aforementioned net charge-offs realized.

The allowance for loan losses as a percentage of total loans decreased to 1.00% at March 31, 2015, compared to 1.01% at December 31, 2014 and 1.15% at March 31, 2014. The decreased balance in the allowance relative to total loans compared to the prior periods is reflective of the continued improvement in the underlying credit quality factors used in measuring inherent risk within the loan portfolio. The allowance as a percentage of nonperforming loans exceeded one thousand percent at March 31, 2015 and December 31, 2014, indicating strong coverage. The net charge-offs of $77 thousand combined with $317 thousand of provision expense for the quarter resulted in an allowance for loan losses of $3.4 million at March 31, 2015, up $240 thousand or 7.6% from December 31, 2014.

Balance Sheet Trends

Gross loans outstanding at March 31, 2015 totaled $340.6 million, up $27.4 million or 8.7% compared to $313.3 million at December 31, 2014, and up $51.0 million or 17.6% compared to $289.6 million at September 30, 2014. The Company experienced two sequential quarters of significant expansion in total loans due to $27.0 million in syndicated loan purchases along with approximately $24.0 million in net organic loan growth. The Company will continue to explore additional loan purchases to supplement organic loan growth until sufficient loan demand returns to our markets. Average gross loans for the first quarter of 2015 totaled $323.1 million, up $21.0 million or 7.0% compared to $302.0 million during the fourth quarter of 2014.

Total assets at March 31, 2015 were $543.9 million, up $6.8 million or 1.3% from the $537.1 million at December 31, 2014 and up $9.9 million or 1.9% from the $534.0 million reported at March 31, 2014.

The year-over-year and sequential quarter net growth in assets was funded by expansion within the core deposit categories, while time deposits contracted over both time horizons. Deposits and repurchase agreement sweep balances totaled $481.2 million at March 31, 2015, up $6.5 million or 1.4% from the $474.7 million at December 31, 2014, and up $7.6 million or 1.6% from the $473.6 million at March 31, 2014.

Capital Ratios Support Long-Term Growth

Total shareholders’ equity was $61.6 million at March 31, 2015, up $1.0 million or 1.7% compared to $60.6 million at December 31, 2014, and up $2.7 million or 4.6% compared to $58.9 million at March 31, 2014. During the quarter, dividends of $201 thousand were paid and net income of $214 thousand or 51.6% was retained. Accumulated other comprehensive income increased $723 thousand during the first quarter due to the contraction in long-term interest rates. Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks. The Company’s Tier 1 Leverage Ratio was 11.00% at March 31, 2015, compared to 11.38% at December 31, 2014 and 11.67% at March 31, 2014. Total Risk-based Capital Ratio was 16.49% at March 31, 2015, compared to 17.87% at December 31, 2014 and 18.66% at March 31, 2014. The book value per share at March 31, 2015 was $22.90.

During the third quarter of 2014, the Company announced a stock repurchase program authorizing the repurchase of up to 400,000 shares of the Company’s common stock. This program is designed to provide a tax advantageous avenue to return cash to our shareholders, add liquidity to our stock, reduce excess capital, and be accretive to earnings per share. During the first quarter of 2015, 805 shares were repurchased, for a total of 12,305 shares repurchased since the beginning of the program. Future purchases may be made as part of an overall capital strategy when they are deemed advantageous compared to other available alternatives.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”).

The Bank has four banking offices in Charlottesville, two in Winchester and one in Orange, Virginia. The Bank serves the needs of owner-operated businesses and individuals in the City of Charlottesville, Albemarle County, Orange County, the City of Winchester, and the contiguous counties in Virginia. The Bank offers a full range of banking and related financial services, including checking accounts, NOW accounts, money market deposit accounts, certificates of deposit, individual retirement accounts, online banking, treasury and cash management, personal and business card services, merchant card services, and commercial and consumer loans, as well as retail brokerage and insurance services. Investment management, wealth advisory and trust services are offered through VNB Wealth Management, a trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK”. Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Statements which express or imply a view about projections, predictions or the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in national and local economies, employment or market conditions; changes in interest rates, deposits, loan demand, and asset quality; competition; changes in banking regulations and accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company filed audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2014 with the Securities and Exchange Commission on March 30, 2015. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	March 31, 2015	December 31, 2014
ASSETS	(UNAUDITED)
Cash and due from banks	$13,388	$12,834
Federal funds sold	8,796	41,273
Securities:
Available for sale, at fair value	154,674	141,816
Restricted securities, at cost	1,586	1,565
Total securities	156,260	143,381
Total loans	340,645	313,254
Allowance for loan losses	(3,404)	(3,164)
Total loans, net	337,241	310,090
Premises and equipment, net	9,335	9,465
Other real estate owned, net of valuation allowance	1,177	1,177
Bank owned life insurance	13,141	13,034
Accrued interest receivable and other assets	4,581	5,799
Total assets	$543,919	$537,053
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$163,556	$152,107
Interest-bearing	83,253	93,208
Money market deposit accounts	101,148	94,310
Certificates of deposit and other time deposits	113,687	117,094
Total deposits	461,644	456,719
Securities sold under agreements to repurchase	19,514	17,995
Accrued interest payable and other liabilities	1,178	1,707
Total liabilities	482,336	476,421
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000
shares authorized, no shares outstanding	-	-
Common stock, $2.50 par value, 10,000,000
shares authorized; 2,688,781 and 2,688,336
issued and outstanding at March 31, 2015 and
December 31, 2014, respectively	6,722	6,721
Capital surplus	27,902	27,889
Retained earnings	26,192	25,978
Accumulated other comprehensive loss	767	44
Total shareholders' equity	61,583	60,632
Total liabilities and shareholders' equity	$543,919	$537,053

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)
(UNAUDITED)

	For the three months ended
	March 31, 2015	March 31, 2014
Interest and dividend income:
Loans, including fees	$3,262	$3,189
Federal funds sold	23	19
Investment securities:
Taxable	582	524
Tax exempt	116	119
Dividends	21	21
Other	7	3
Total interest and dividend income	4,011	3,875

Demand and savings deposits	57	50
Certificates and other time deposits	167	167
Securities sold under agreements to repurchase	12	9
Total interest expense	236	226
Net interest income	3,775	3,649
Provision for loan losses	317	-
Net interest income after provision for
loan losses	3,458	3,649

Noninterest income:
Trust income	449	492
Customer service fees	234	215
Debit/credit card and ATM fees	180	173
Earnings/increase in value of bank owned
life insurance	108	107
Gains on sales of securities	22	13
Royalty income	45	-
Other	146	77
Total noninterest income	1,184	1,077

Noninterest expense:
Salaries and employee benefits	2,316	2,236
Net occupancy	496	492
Equipment	130	146
Other	1,176	1,291
Total noninterest expense	4,118	4,165

Income before income taxes	524	561
Provision for income taxes	109	55
Net income	$415	$506
Earnings per share, basic	$0.15	$0.19
Earnings per share, diluted	$0.15	$0.19
Weighted average shares outstanding, basic	2,688,400	2,690,320
Weighted average shares outstanding, diluted	2,698,064	2,696,997

VIRGINIA NATIONAL BANKSHARES CORPORATION
Financial Highlights
(dollars in thousands, except share data)
(UNAUDITED)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Per Share Data:
Earnings per weighted
average share	$0.15	$0.21	$0.14	$0.16	$0.19
Weighted average shares
outstanding	2,688,400	2,698,211	2,697,674	2,695,386	2,690,320
Actual shares outstanding	2,688,781	2,688,336	2,699,836	2,695,386	2,690,320
Book value per share
at period end	$22.90	$22.55	$22.28	$22.19	$21.90
Performance Ratios:
Return on average assets	0.30%	0.42%	0.30%	0.35%	0.40%
Return on average equity	2.74%	3.68%	2.57%	3.03%	3.48%
Net interest margin (FTE)[1]	3.00%	2.97%	3.02%	3.08%	3.17%
Efficiency ratio[2]	82.05%	79.15%	89.15%	89.75%	87.37%
Capital Ratios:
Tier 1 leverage ratio	11.00%	11.38%	11.77%	11.81%	11.67%
Total risk-based capital ratio	16.49%	17.87%	18.72%	18.76%	18.66%
Asset Quality:
Allowance for loan losses:
Beginning of period	$3,164	$3,094	$3,157	$3,373	$3,360
Provision for (recovery of) loan losses	317	424	-	(118)	-
Charge-offs	86	365	76	108	2
Recoveries	(9)	(11)	(13)	(10)	(15)
Net charge-offs (recoveries)	77	354	63	98	(13)
End of period	3,404	3,164	3,094	3,157	3,373
Nonaccrual loans	211	218	369	495	481
OREO	1,177	1,177	1,507	2,248	2,267
Total nonperforming assets	1,388	1,395	1,876	2,743	2,748
Nonperforming assets as a % of total assets	0.26%	0.26%	0.37%	0.54%	0.51%
Nonperforming assets as a % of total loans
plus other real estate owned	0.41%	0.44%	0.64%	0.93%	0.93%
Allowance for loan losses
to total loans	1.00%	1.01%	1.07%	1.08%	1.15%
Non-accruing loans to
total loans	0.06%	0.07%	0.13%	0.17%	0.16%
Annualized net charge-offs (recoveries)
to average loans	0.10%	0.47%	0.09%	0.13%	-0.02%

1 The net interest margin is reported on a fully tax equivalent basis (FTE).

2 The efficiency ratio is computed as a percentage of non-interest expense divided by the sum of fully tax equivalent (FTE) net interest income and non-interest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

Virginia National Bankshares Corporation Contact:	Glenn W. Rust
434-817-8649